INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statements of Steven Madden, Ltd. on Form S-8 (333-68712), Form S-8 (333-40924), Form S-3 (333-91127), Form S-8 (333-86903), Form S-8 (333-59995), Form S-3/A (333-59295),
Form S-3/A (333-46441), Form S-8 (333-39335), Form S-8 (333-16381), and Form S-8
(333-05773) of our report dated February 22, 2002 (with respect to Notes J[1] and J[2], March 4, 2002) on our audit of the consolidated financial statements of Steven Madden, Ltd. and subsidiaries included in its 2001 Annual Report on Form 10-K.

We also consent to the reference to our firm in the Registration Statements on Form S-3 under the caption experts.


/s/ Richard A. Eisner & Company, LLP
New York, New York
March 29, 2002